                                   EXHIBIT 5.3


                                  June 19, 2000

Allstate Financing IV
c/o The Allstate Corporation
2775 Sanders Road
Northbrook, IL   60062

                  Re: Allstate Financing IV

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Allstate Financing IV, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. This opinion is being furnished to you at your request.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals, forms or copies furnished to us of the following:

         (a) The Declaration of Trust of the Trust, dated as of August 16, 1996, among The Allstate Corporation, a Delaware corporation (the "Company"), and the trustees of the Trust named therein;

         (b) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") and effective as of August 21, 1996 (the "Certificate");

         (c) The Post Effective Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-3, including a prospectus (the "Prospectus") relating to the $2,000,000,000 aggregate offering amount of debt securities, debt warrants and preferred stock of the Company and preferred securities of the Trust and others, as proposed to be filed by the Company, the Trust and others as set forth therein with the Securities and Exchange Commission on or about June 19, 2000;

         (d) A form of Amended and Restated Declaration of Trust, to be entered into among the Company, as Depositor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the Trust to be issued pursuant thereto (including Annex I, Exhibit A-1 and Exhibit A-2 thereto) (the "Declaration"), attached as an exhibit to the Registration Statement; and

         (e) A Certificate of Good Standing for the Trust, dated as of a recent date, obtained from the Secretary of State.

         Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Declaration, except that reference herein to any document shall mean such document as in effect on the date hereof.

         For the purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) such documents submitted to us in final or execution form have not been and will not be altered or amended in any respect material to our opinions as expressed in this letter and conform in all material respects to the final, executed originals of such documents.

         For purposes of this opinion letter, we have assumed (i) that the Declaration constitutes the entire agreement among the parties thereto with respect to the creation, operation, and termination of the Trust, and that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) that there are no proceedings, pending or contemplated, for the merger, consolidation, liquidation, dissolution or termination of the Trust,
(iii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iv) the legal capacity of each natural person who is a party to the documents examined by us,
(v) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vii) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Securities Holders") of an appropriate certificate for such Preferred Security, and the payment for the Preferred Security acquired by it, in accordance with the Declaration and the Registration Statement, and
(viii) that the Preferred Securities are issued to the Preferred Securities Holders in accordance with the Declaration and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

         The opinions in this letter are limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

         Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Trust has been duly formed and is validly existing in good standing as a business trust under the Delaware Business Trust Act (12 Del. C. Sections 3801, et seq.).

         2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

         3. The Preferred Securities Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Securities Holders may be obligated to make payments as provided in the Declaration.

         We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Opinion" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                Very truly yours,

                                /s/ MORRIS, JAMES, HITCHENS & WILLIAMS LLP

                                Morris, James, Hitchens & Williams LLP